Exhibit 1.01
ASSET PURCHASE AGREEMENT
AMONG
PDF SOLUTIONS, INC.
AND
TRIANT HOLDINGS INC. AND
TRIANT TECHNOLOGIES (2005) INC.
AUGUST 27, 2008

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Table Of Contents
(continued)

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Table Of Contents
(continued)

Page
(r) Governing Language	34
(s) Employee Benefits Matters	34
(t) Unassignable Contracts	34
(u) Storage and Access Rights	34
(v) Access to Books and Records	35
(w) Non-Compete; Non-Solicit	35

§9. Privacy Matters	35
Exhibit A—Escrow Agreement
Schedule 1—Acquired Assets
Disclosure Schedule—Exceptions to Representations and Warranties

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Asset Purchase Agreement
     This Asset Purchase Agreement (this “Agreement”) is entered into as of August 27, 2008, by and among PDF Solutions, Inc., a Delaware corporation (the “Buyer”), Triant Holdings Inc., a British Columbia corporation (“Triant Holdings”), and Triant Technologies (2005) Inc., a British Columbia corporation (the “Seller”). The Buyer, Triant Holdings and the Seller are referred to collectively herein as the “Parties.”
     This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets of the Seller relating to the research, development, production, marketing and sale (through licensing) of software products, technology and services focused on equipment health monitoring, advanced fault detection and sophisticated data analysis (the “Business”) in return for cash and the assumption of the Assumed Liabilities (as defined below).
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     §1. Definitions.
     “Acquired A/R” has the meaning specified in the next paragraph.
     “Acquired Assets” means all right, title, and interest in and to those assets of the Seller specified on Schedule 1, including (without duplication) all of the Seller’s assets primarily related to the Business, and all of the Seller’s (a) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof (including the right to sue and collect damages for past infringement), and rights to protection of interests therein under the laws of all jurisdictions, (b) customer contracts, purchase orders and other agreements specified on Schedule 1 and those arising after the date hereof, to the extent approved in writing by the Buyer (as well as all customer lists), (c) tangible personal property primarily related to the Business (including test equipment and developers’ laptop computers, but excluding corporate computers and general office equipment), (d) accounts receivable arising between the signing of this Agreement and the Closing Date, other than the Excluded A/R (the “Acquired A/R”), (e) the prepaid maintenance contracts for the Fiorano Licenses (the “Prepaid Expense Contracts”), (f) all Collected A/R, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (excluding any such item relating to the payment of Taxes or to the Leased Real Property), (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies (to the extent transferable and necessary for the Buyer to conduct the Business), and (i) files, documents, correspondence, product manuals, powerpoints and other sales materials, lists, inventory (including the Fiorano Licenses), drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, in each case that are primarily related to the Business; provided, however, that the Acquired Assets shall not include the Excluded Assets.

     “Affiliate” has the meaning provided in the Business Corporations Act (British Columbia) on the date hereof.
     “Assumed Liabilities” means the commissions payable to distributors with respect to the Acquired A/R and the post-Closing obligations arising under those customer contracts specified on Schedule 1, but only to the extent such obligations arising under customer contracts: (i) arise after the Closing Date; (ii) do not arise from or relate to any breach by Triant Holdings or any of its Subsidiaries of any provision of any assumed contracts; and (iii) are ascertainable (in nature and amount) solely by reference to the express terms of such assumed contracts; provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of Triant Holdings or any of its Subsidiaries for Taxes, (ii) any Liability of Triant Holdings or any of its Subsidiaries for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Seller is transferring the Acquired Assets), (iii) any Liability of Triant Holdings or any of its Subsidiaries for the unpaid Taxes of any Person as a transferee or successor, by contract, or otherwise, (iv) any obligation of Triant Holdings or any of its Subsidiaries to indemnify any Person (including any of Triant Holding’s Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Triant Holdings or any of its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, articles, bylaws, agreement, or otherwise), (v) any Liability of Triant Holdings or any of its Subsidiaries for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) any Liability or obligation of Triant Holdings or the Seller under this Agreement (or under any side agreement between Triant Holdings or the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), or (vii) any Liability or obligation of Triant Holdings or any of its Subsidiaries with respect to its employees, consultants or other service providers arising under any contract, Employee benefits plan, employment policy, common law or statutory right or otherwise (including any right to service credit).
     “Acquisition Proposal” has the meaning set forth in §5(h) below.
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
     “Break-up Fee” has the meaning set forth in §5(h) below.
     “Buyer” has the meaning set forth in the preface above.
     “Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
     “Closing” has the meaning set forth in §2(d) below.
     “Closing Date” has the meaning set forth in §2(d) below.

     “Closing Purchase Price” has the meaning set forth in §2(c) below.
     “Collected A/R” means all proceeds from, including Cash allocable to, the Acquired A/R.
     “CRA” means the Canada Revenue Agency.
     “Data Laws” has the meaning set forth in §3(y) below.
     “Disclosure Schedule” has the meaning set forth in §3 below.
     “Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, provincial, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
     “Employee Benefit Plan” means any plans, whether funded or unfunded, insured or uninsured, registered or unregistered that Triant Holdings or any of its Subsidiaries is a party to or bound by or in which their employees participate, or under which Triant Holdings or its Subsidiaries have or will have any Liability or contingent Liability, for compensation or benefits additional to base pay or salary, including surplus entitlement, with respect to any of their employees relating to pension, superannuation, retirement or retirement savings benefits (including any defined benefit pension plan, defined contribution pension plan, registered retirement savings plan, retirement compensation arrangement, supplemental pension plan and statutory severance) or any bonus, deferred compensation, incentive compensation, share based compensation (including any share purchase, share appreciation, share option or phantom stock plans), hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage and relocation assistance, car and travel allowances/subsidies, meal allowances, professional dues, club dues, employee loan, employee assistance, wellbeing and growth, post retirement benefits or any other employee benefit plan or agreement.
     “Escrow Agent” has the meaning set forth in §2(c) below.
     “Escrow Agreement” means the Escrow Agreement entered into concurrently herewith and attached hereto as Exhibit A.
     “Escrow Amount” means USD$374,000.
     “Excluded A/R” means up to USD$120,000 (less commissions payable with respect to such amount, if any) of amounts payable to the Seller by Hynix after invoicing for Man-On-Site services and support and maintenance services that, as of the Closing Date, will have been already rendered by the Seller in the third calendar quarter of 2008 at Hynix China’s two factories in China and in the Hynix Korea factories located in Icheon and Cheongju, Korea.
     “Excluded Assets” means: (i) all Cash, bank balances, moneys in the possession of banks and other depositories, term or time deposits, bank accounts, guaranteed investment certificates, treasury bills, other securities and other similar cash or cash-equivalent items owned by Triant Holdings or the Seller as of the Closing Date, other than Collected A/R; (ii) all accounts receivable and loans receivable as of the date of this Agreement (but not the Acquired A/R); (iii) all prepaid expenses as of the Closing Date, other than those allocable to the Prepaid Expense Contracts; (iv) all deferred revenue, other than the portion of deferred revenue arising from pre-paid maintenance contracts for the period after the Closing Date; (v) owned Real Property and all Leased Real Property including without limitation, all right, title and interest of Triant Holdings or the Seller in and to any leased premises and under any lease of real property, including the Vancouver office lease, the Nanaimo storage lease, any prepaid rent and security deposits thereunder and all leasehold improvements owned by Triant Holdings or its Subsidiaries and forming part of any such leased premises; (vi) the originals of all accounting records, prior years’ tax returns and corporate minute books (with respect to which Triant Holdings will provide access or copies to the Buyer), originals of all books, records, files and documents, including without limitation, books of account, ledgers, journals, sales and purchase records, lists of suppliers, credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, in any format and media whatsoever; (vii) all rights in and title to the business name ‘Triant’, the registered ‘Triant’ trademarks and the ‘Triant’ internet domain name; and all other trade, business and domain names used by Triant Holdings or its Subsidiaries; (viii) all Tax refunds, including all GST and PST refunds relating to the period up to the Closing Date; (ix) all benefits payable under all insurance policies; (x) all of the shares in the capital of Triant Holdings’ Subsidiaries and all corporate and financial books and records such as the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Triant Holdings and the Seller as corporations; and (xi) any of the rights of Triant Holdings or the Seller under this Agreement (or under any side agreement between Triant Holdings or the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).
     “Expense Reimbursement” has the meaning set forth in §5(h) below.
     “Fiorano” means Fiorano Software, Inc.
     “Fiorano License” means the Software License Agreements between the Seller and Fiorano, as amended and described in Schedule 1 hereto.
     “Financial Statements” has the meaning set forth in §3(g) below.
     “GAAP” means Canadian generally accepted accounting principles as in effect from time to time, consistently applied.

     “Intellectual Property” means all of the following in any jurisdiction throughout the world relating to the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all industrial designs, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all integrated circuit topography rights and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium), but excluding any Intellectual Property that is an Excluded Asset.
     “Key Employees” means the key employees identified in that certain letter agreement by and between the Buyer and Triant Holdings dated concurrently herewith relating to certain key employees of Triant Holdings and its Subsidiaries (the “Letter Agreement”).
     “Knowledge” means actual knowledge after reasonable investigation.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Triant Holdings or any of its Subsidiaries.
     “Letter Agreement” has the meaning set forth in the definition of “Key Employees” above.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Triant Holdings and its Subsidiaries, taken as a whole, or to the ability of Triant Holdings or the Seller to consummate timely the transactions contemplated hereby, but excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or

Canada, or any of their territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada, (c) changes in Canadian generally accepted accounting principles, (d) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (e) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in §3(g) below.
     “Most Recent Fiscal Month End” has the meaning set forth in §3(g) below.
     “Most Recent Fiscal Year End” has the meaning set forth in §3(g) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Triant Holdings or any of its Subsidiaries.
     “Party” has the meaning set forth in the preface above.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “PDF Korea” means PDF Solutions Semiconductor Technologies Korea Limited, a Korean corporation.
     “Prepaid Expense Contracts” has the meaning set forth in the defined term “Acquired Assets” above.
     “Purchase Price” has the meaning set forth in §2(c) below.
     “Requisite Stockholder Approval” means the affirmative vote in favor of this Agreement of the holders of two-thirds of the outstanding Triant Holdings Shares voting in person or by proxy at the Special Meeting.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Special Meeting” means the special meeting of the Triant Holdings Stockholders contemplated by §5(j) below.
     “Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Superior Proposal” means any Acquisition Proposal that, if consummated in accordance with its terms, would be more favorable to the Triant Holdings Stockholders from a financial point of view than the transactions contemplated by this Agreement
     “Systems” has the meaning set forth in §3(aa) below.
     “Triant Holdings” has the meaning set forth in the preface above.
     “Triant Holdings Share” means any share of the common stock of Triant Holdings.
     “Triant Holdings Stockholder” means any person who owns or that holds any Triant Holdings Shares.
     “Triant Korea” means Triant Technologies Korea Limited, a Korean company incorporated as a Yuhan Hoesa.
     “Tax” or “Taxes” means any federal, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, withholding, permanent establishment, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Unassignable Contracts” means contracts, agreements, orders, commitments and other engagements of Triant Holdings or its Subsidiaries with third parties existing prior to the Closing Date which are not assignable by Triant Holdings or its Subsidiaries to the Buyer without the consent of the other party thereto, and which are void or voidable or terminate or are terminatable in the event such consent is not obtained, and for which such consent is not obtained prior to the Closing Date.
     §2. Basic Transaction.
     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and Triant Holdings shall cause the Seller to, and the Seller shall, sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.
     (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall assume and become responsible for all Assumed Liabilities of the Seller. The Buyer will not assume or have any responsibility, however, with respect to any other Liability of Triant Holdings or any of its Subsidiaries not included within the definition of Assumed Liabilities.
     (c) Purchase Price. The Buyer shall pay to Triant Holdings at the Closing (for the benefit of the Seller) USD$1,750,000 (the “Purchase Price”) less the following: (1) the Escrow Amount, and (2) Collected A/R (such difference, the “Closing Purchase Price”) by delivery of cash payable by wire transfer or delivery of other immediately available funds. The Buyer shall pay to an escrow agent, which shall be a national banking institution (or an Affiliate thereof) chosen by the Buyer (the “Escrow Agent”), at the Closing the Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit into the escrow account. The Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed in accordance with the terms of the Escrow Agreement attached hereto as Exhibit A.
     (d) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, in Menlo Park, California, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

     (e) Deliveries at Closing. At the Closing, (i) Triant Holdings will deliver to the Buyer the various certificates, instruments, and documents referred to in §6(a) below; (ii) the Buyer will deliver to Triant Holdings the various certificates, instruments, and documents referred to in §6(b) below; (iii) Triant Holdings will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including Intellectual Property transfer documents) in the forms customary for such transaction and reasonably acceptable to the Buyer and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to Triant Holdings (A) an assumption in the form customary for such transaction and reasonably acceptable to the Buyer and (B) such other instruments of assumption as Triant Holdings and its counsel may reasonably request; and (v) the Buyer will deliver to Triant Holdings and the Escrow Agent the consideration specified in §2(c) above.
     (f) Allocation. The Buyer shall allocate the Purchase Price among the Acquired Assets in a reasonable manner (which is expected, in general, to be based on the net book value of the tangible assets), which allocation shall be binding upon the Parties, and shall provide such allocation to the Seller at the Closing or shortly thereafter. The Buyer and Triant Holdings and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation. Triant Holdings shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request to prepare such allocation. Neither the Buyer nor Triant Holdings shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.
     §3. Triant Holdings’ and the Seller’s Representations and Warranties. Each of Triant Holdings and the Seller represents and warrants to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.
     (a) Due Organization. Each of Triant Holdings and the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Triant Holdings and the Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Triant Holdings and the Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.
     (b) Authorization of Transaction. Each of Triant Holdings and the Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Triant Holdings cannot consummate the transactions contemplated hereby unless and until it receives the Requisite Stockholder Approval from the Triant Holdings Stockholders. Without limiting the generality of the foregoing, the board of directors of Triant Holdings has, and the boards of directors and sole stockholder of the Seller has, duly authorized the execution, delivery, and performance of this Agreement by Triant Holdings and the Seller . This Agreement constitutes the valid and legally binding obligation of Triant Holdings and the Seller, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Triant Holdings or any of its Subsidiaries is subject or any provision of the articles or bylaws of Triant Holdings or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Triant Holdings or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither Triant Holdings nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).
     (d) Brokers’ Fees. Neither Triant Holdings nor the Seller has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.
     (e) Title to Assets. The Seller has good and marketable title to all of the Acquired Assets to be sold hereunder by the Seller, free and clear of any Liens or restriction on transfer. Without limiting the generality of the foregoing, Triant Holdings and the Seller are current in the payment of all statutory obligations and remittances for which the failure to keep current could result in a statutory lien on any of the Acquired Assets.
     (f) Subsidiaries. The Seller is the wholly-owned Subsidiary of Triant Holdings and Triant Holdings has no other direct Subsidiaries. Triant Korea is the wholly-owned Subsidiary of the Seller and the Seller has no other direct Subsidiaries. Triant Korea has no direct or indirect Subsidiaries. §3(f) of the Disclosure Schedule sets forth the names of each of the officers and directors for each of Triant Holdings, the Seller and Triant Korea.
     (g) Financial Statements. The following financial statements (collectively the “Financial Statements”) have been filed pursuant to Canadian securities laws on SEDAR: (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2007 (the “Most Recent Fiscal Year End”) for Triant Holdings and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the 6

months ended June 30, 2008 (the “Most Recent Fiscal Month End”) for Triant Holdings and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in accordance with GAAP the financial condition of Triant Holdings and its Subsidiaries as of such dates and the results of operations of Triant Holdings and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Triant Holdings and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.
     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
     (i) no party (including Triant Holdings and any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than USD$25,000 to which Triant Holdings or any of its Subsidiaries is a party or by which any of them is bound;
     (ii) neither Triant Holdings nor any of its Subsidiaries has imposed or permitted to exist any Lien upon any of its assets, tangible or intangible;
     (iii) neither Triant Holdings nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
     (iv) neither Triant Holdings nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
     (v) neither Triant Holdings nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
     (vi) neither Triant Holdings nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
     (vii) neither Triant Holdings nor any of its Subsidiaries has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
     (viii) neither Triant Holdings nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;
     (ix) neither Triant Holdings nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); and

     (x) neither Triant Holdings nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
     (i) Undisclosed Liabilities. Neither Triant Holdings nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
     (j) Tax Matters.
     (i) Each of Triant Holdings and its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Triant Holdings or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Neither Triant Holdings nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Triant Holdings or any of its Subsidiaries does not file Tax Returns that Triant Holdings or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Triant Holdings and any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
     (ii) Each of Triant Holdings and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all forms required with respect thereto have been properly completed and timely filed.
     (iii) No Triant Holdings Stockholder and no director or officer (or employee responsible for Tax matters) of Triant Holdings or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Triant Holdings and any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of Triant Holdings Stockholders and the directors and officers (and employees responsible for Tax matters) of Triant Holdings or its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. §3(j) of the Disclosure Schedule lists all federal, provincial, local, and foreign income Tax Returns filed with respect to Triant Holdings and any of its Subsidiaries for taxable periods ended on or after December 31, 2005 indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Triant Holdings has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Triant Holdings and any of its Subsidiaries since December 31, 2005.

     (iv) Neither Triant Holdings nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (v) Triant Korea has not acquired property from any Person in circumstances where it did or could become liable for any Taxes of such Person. The value of the consideration paid or received by Triant Korea for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) for or to a Person with whom a Subsidiary was not dealing at arm’s length within the meaning of the Tax Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. Triant Korea has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person.
     (vi) Each of Triant Holdings’ Subsidiaries (other than Triant Korea) is duly registered with the CRA under the Excise Tax Act (Canada) for purposes of the GST. All input tax credits claimed by any such company for GST purposes were calculated in accordance with applicable law. Each of Triant Holdings’ Subsidiaries that are registered with the CRA has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial sales tax or harmonized tax legislation.
     (vii) Each of Triant Holdings’ Subsidiaries has not claimed any reserves for Taxes for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent taxation year ending prior to the date hereof.
     (viii) The unpaid Taxes of Triant Holdings and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Triant Holdings and its Subsidiaries in filing their Tax Returns.
     (ix) Triant Korea will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date,
     (B) installment sale or open transaction made on or prior to the Closing Date or
     (C) prepaid amount received on or prior to the Closing Date.
     (k) Real Property.
     (i) Owned Real Property. Since inception, neither Triant Holdings nor any of its Subsidaries has ever owned any real property.

     (ii) §3(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).
     (l) Intellectual Property.
     (i) Triant Holdings and its Subsidiaries own or possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Triant Holdings and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Triant Holdings or any of its Subsidiaries immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Each of Triant Holdings and its Subsidiaries has taken all necessary and desirable actions to maintain and protect each item of Intellectual Property that it owns or uses.
     (ii) Neither Triant Holdings nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no director or officer (or employee with responsibility for Intellectual Property matters) of Triant Holdings or any of its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Triant Holdings or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any director or officer (or employee with responsibility for Intellectual Property matters) of Triant Holdings or any of its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Triant Holdings or any of its Subsidiaries.
     (iii) §3(l)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Triant Holdings or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Triant Holdings or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Triant Holdings or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Triant Holdings has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §3(l)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software) and each unregistered copyright used by Triant Holdings or any of its Subsidiaries in connection with its business. With respect to each item of Intellectual Property required to be identified in §3(l)(iii) of the Disclosure Schedule:

     (A) Triant Holdings and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;
     (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
     (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any director or officer (or employee with responsibility for Intellectual Property matters) of Triant Holdings or any of its Subsidiaries, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;
     (D) neither Triant Holdings nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and
     (E) no loss or expiration of the item is pending, or, to the Knowledge of any director or officer (or employee with responsibility for Intellectual Property matters) of Triant Holdings or any of its Subsidiaries, reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Triant Holdings or its Subsidiaries, including without limitation, a failure by Triant Holdings or its Subsidiaries to pay any required maintenance fees).
     (iv) §3(l)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Triant Holdings or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. Triant Holdings has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in §3(l)(iv) of the Disclosure Schedule:
     (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
     (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;
     (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;
     (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
     (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

     (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
     (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same;
     (H) neither Triant Holdings nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and
     (I) the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party’s ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of Triant Holdings or its Subsidiaries.
     (v) To the Knowledge of any director or officer (or employee with responsibility for Intellectual Property matters) of Triant Holdings or its Subsidiaries: (A) neither Triant Holdings nor any of its Subsidiaries has in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.
     (vi) Triant Holdings and its Subsidiaries have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Triant Holdings and its Subsidiaries and will continue to maintain and protect all of the Intellectual Property of Triant Holdings and its Subsidiaries prior to Closing so as not to materially adversely affect the validity or enforceability thereof. To the Knowledge of Triant Holdings and its Subsidiaries, the owners of any of the Intellectual Property licensed to Triant Holdings and its Subsidiaries have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.
     (vii) Triant Holdings and its Subsidiaries have complied with and are presently in compliance with all foreign, federal, provincial, local, governmental, administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Seller shall take all steps necessary to ensure such compliance until Closing.
     (m) Tangible Assets. Each Seller owns or leases all machinery, equipment, and other tangible assets among the Acquired Assets to be sold by such Seller hereunder. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.
     (n) Contracts. §3(n) of the Disclosure Schedule lists the following contracts and other agreements to which Triant Holdings or any of its Subsidiaries is a party that relate to any of the Acquired Assets or the Key Employees:
     (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of USD$5,000 per annum;
     (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to Triant Holdings or any of its Subsidiaries, or involve consideration in excess of USD$5,000;
     (iii) any agreement concerning a partnership or joint venture;
     (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of USD$5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
     (v) any agreement concerning confidentiality or non-competition;
     (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;
     (vii) any collective bargaining agreement;
     (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of USD$50,000 or providing severance benefits;
     (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
     (x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
     (xi) any agreement under which Triant Holdings or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding USD$25,000; or
     (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of USD$25,000.

Triant Holdings has delivered to the Buyer a correct and complete copy of each written agreement listed in §3(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in §3(n) of the Disclosure Schedule. Except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above); (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
     (o) Notes and Receivables. All notes and Receivable of Triant Holdings and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Triant Holdings and its Subsidiaries.
     (p) Litigation. §3(p) of the Disclosure Schedule sets forth each instance in which Triant Holdings or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before (or that could come before) any arbitrator, in each case which could result in the imposition of a Lien on an Acquired Asset, or which relates to a Key Employee. No director or officer (or employee with responsibility for litigation matters) of Triant Holdings or any of its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Triant Holdings or any of its Subsidiaries or that there is any Basis for the foregoing.
     (q) Product Warranty. Each product manufactured, sold, leased, or delivered by Triant Holdings or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither Triant Holdings nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Triant Holdings and its Subsidiaries. §3(q) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Triant Holdings and each of its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Triant Holdings or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in §3(q) of the Disclosure Schedule.
     (r) Product Liability. Neither Triant Holdings nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Triant Holdings or any of its Subsidiaries.
     (s) Employees.
     (i) With respect to the business of Triant Holdings and its Subsidiaries, to the extent any of the following would relate to any of the Key Employees:
     (A) there is no collective bargaining agreement or relationship with any labor organization;
     (B) to the Knowledge of any of Triant Holdings, or any of its Subsidiaries, no Key Employee (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or the Buyer to conduct the business of such entity;
     (C) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;
     (D) to the Knowledge of any of Triant Holdings, or any of its Subsidiaries, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;
     (E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Triant Holdings or any of its Subsidiaries, threatened;
     (F) there is no workers’ compensation liability, experience, or matter outside the Ordinary Course of Business;
     (G) there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Triant Holdings or any of its Subsidiaries (or its or their officers or directors) of any law, regulation, or contract; and,
     (H) no employee or agent of Triant Holdings or any of its Subsidiaries has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.

     (ii) Except as set forth in §3(s) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any Key Employees, and (B) there are no written personnel policies, rules, or procedures applicable to the Key Employees. True and complete copies of all such documents have been provided to the Buyer prior to the date of this Agreement.
     (iii) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.
     (t) Employee Benefits.
     (i) Except for Employee Benefit Plans for the benefit of the senior executives of Triant Holdings, and except for any statutory plans of general application with which the Seller is required to comply by reason of being an employer (such as the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation, workplace safety and insurance and employment insurance legislation), neither Triant Holdings nor the Seller has any Employee Benefit Plans.
     (ii) §3(t) of the Disclosure Schedule lists each Employee Benefit Plan that Triant Korea maintains, to which Triant Korea contributes or has any obligation to contribute, or with respect to which Triant Korea has any Liability.
     (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of all applicable laws.
     (B) All required reports and descriptions have been timely filed and/or distributed in accordance with the applicable requirements of each such Employee Benefit Plan.
     (C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by each such Employee Benefit Plan that is an Employee pension benefit plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee pension benefit plan or accrued in accordance with the past custom and practice of Triant Korea. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee.
     (D) There have been no prohibited transactions with respect to any such Employee Benefit Plan. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. No Triant Korea Stockholder and no director or officer (or employee with responsibility for employee benefits matters) of Triant Korea has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.
     (E) Triant Korea has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent annual report (with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
     (iii) Triant Korea does not contribute to, has no obligation to contribute to, and has no Liability under or with respect to any Employee pension benefit plan.
     (iv) Triant Korea does not contribute to, has no obligation to contribute to, and has no Liability under or with respect to any multiemployer plan.
     (v) Triant Korea does not maintain, contribute to, have an obligation to contribute to, or have any Liability with respect to, any Employee Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Triant Korea or of any other Person other than contribution to any mandatory social insurances.
     (vi) §3(u)(v) of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not an Employee Benefit Plan (collectively a “Plan”)—to which Triant Korea is a party that is a deferred compensation plan.
     (vii) Schedule I attached to Letter Agreement (which is incorporated herein by this reference) lists each employee and consultant of Triant Holdings and each of its Subsidiaries that provided services during the period from January 1, 2004 to the present, as well as an accurate and complete description of their title and responsibilities and length of service corresponding to such title and responsibilities for each individual.
     (viii) Schedule II attached to the Letter Agreement (which is incorporated herein by this reference) lists each employee and consultant of Triant Holdings and each of its Subsidiaries providing services as of the date hereof, as well as a detailed break down of each amount that will be owed to such person in the event of their termination by Triant Holdings prior to the Closing under any contract, Employee Benefits Plan, employment policy, common law (estimated only) or statutory right or otherwise.
     (u) Guaranties. Neither Triant Holdings nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.
     (v) Environmental, Health, and Safety Matters. There are no Liabilities of Triant Holdings or the Seller associated with Environmental, Health and Safety Requirements that could become Liabilities of the Buyer as a result of the transactions contemplated hereby.
     (w) Computer and Technology Security. Triant Holdings and its Subsidiaries have taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of Triant Holdings and its Subsidiaries, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.
     (x) Customers and Suppliers.
     (i) §3(x) of the Disclosure Schedule lists the ten largest customers of Triant Holdings (on a consolidated basis) for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. §3(x) of the Disclosure Schedule also lists any additional current customers that Triant Holdings anticipates shall be among the largest customers for the current fiscal year.
     (ii) Since the date of the Most Recent Balance Sheet, no supplier of Triant Holdings or any its Subsidiaries has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Triant Holdings or any of its Subsidiaries, and no customer listed on §3(x) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Triant Holdings or any of its Subsidiaries.
     (y) Data Privacy.
     (i) The collection, use, transfer, import, export, storage, disposal, and disclosure by Triant Holdings and its Subsidiaries of personally identifiable information, or other information relating to Persons protected by law, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate any applicable Canadian, U.S. or foreign law relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”). Triant Holdings and its Subsidiaries have complied with, and are presently in compliance with, their respective privacy policies, which policies comply with all Data Laws, and which meet any additional or higher leading industry standards or requirements. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the respective privacy policies of Triant Holdings or its Subsidiaries.
     (ii) (A) There is no complaint, audit, proceeding, investigation, or claim against or, to the Knowledge of any of Seller and the directors and officers (and employees with responsibility for data privacy matters) of Triant Holdings and its Subsidiaries, threatened against, Triant Holdings or its Subsidiaries by any governmental authority, or by any Person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any Person in connection with Triant Holdings or its Subsidiaries or their businesses, and (B) there have been no security breaches compromising the confidentiality or integrity of such personal information.

     (z) Disclosure. The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.
     §4. The Buyer’s Representations and Warranties. Each Buyer represents and warrants to Triant Holdings and the Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).
     (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Buyer.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles or bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).
     (d) Available Cash. The Buyer has, or will have as of the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable them to pay the Purchase Price and any other amounts to be paid by them hereunder, it being understood that none of Buyer’ss obligations hereunder are conditioned upon obtaining financing.
     (e) Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Triant Holdings could become liable or obligated.
     §5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
     (a) General. Each of the Parties will use his, her, or its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).
     (b) Notices and Consents. Triant Holdings will give (and will cause each of its Subsidiaries to give) any notices to third parties, and Triant Holdings will use its commercially reasonable efforts (and will cause each of its Subsidiaries to use its commercially reasonable efforts) to obtain any third-party consents, referred to in §3(c) above and the items set forth on §5(b) of the Disclosure Schedule. Each of the Parties will (and Triant Holdings will cause each of its Subsidiaries to) give any notices to, make any filings with, and use his, her, or its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.
     (c) Operation of Business. Triant Holdings will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.
     (d) Preservation of Business. Triant Holdings will keep (and will cause each of its Subsidiaries to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees. Prior to the Closing, Triant Holdings and its Subsidiaries may terminate employees and consultants that are not Key Employees and are not otherwise necessary for the operation of the Business with the prior approval of the Buyer, which approval shall not be unreasonably withheld.
     (e) Preservation of Key Customers and Suppliers. During the period from the date of this Agreement and continuing until the Closing Date, Triant Holdings and the Seller shall use their commercially reasonable efforts to maintain the goodwill of their suppliers and customers, and shall not take, nor permit any trustee, director, officer, employee or agent of Triant Holdings or the Seller to take, any action which action is intended, or a reasonably likely effect of which would be, to cause any supplier or customer to terminate or substantially diminish their business dealings with Triant Holdings or the Seller.
     (f) Full Access. Triant Holdings will permit (and will cause each of its Subsidiaries to permit) representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Triant Holdings and each of its Subsidiaries.
     (g) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     (h) Exclusivity and Break-up Fee. Triant Holdings will not (and Triant Holdings will not cause or permit any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of more than fifty percent (50%) of the capital stock or other voting securities, or all or substantially all of the assets, of Triant

Holdings or any of its Subsidiaries, including any acquisition structured as a merger, consolidation, or share exchange (an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Triant Holdings will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. If Triant Holdings consummates an Acquisition Proposal (other than with the Buyer) within 6 months following the date of this Agreement, Triant Holdings shall pay to the Buyer USD$250,000 (the “Break-up Fee”) plus the Buyer’s reasonable out-of-pocket expenses incurred in connection with the negotiation of this Agreement and completion of its due diligence up to USD$250,000 (the “Expense Reimbursement”). Notwithstanding the foregoing, nothing shall prevent the board of directors of Triant Holdings from: (i) taking any action required by applicable law; (ii) considering an unsolicited, bona fide Acquisition Proposal, participating in any discussions or negotiations regarding an unsolicited, bona fide Acquisition Proposal, or entering into a confidentiality agreement in connection with an Acquisition Proposal and providing information in connection with an Acquisition Proposal; or (iii) withdrawing, modifying, qualifying or changing (or publicly proposing to withdraw, modify, qualify or change), in any manner adverse to the Buyer, the approval or recommendation of this Agreement or the transaction contemplated hereby if the board of directors of Triant Holdings concludes in good faith, after consultation with its outside legal counsel and its financial advisors, that (x) failure to take such action would be inconsistent with the board’s fiduciary duties; (y) it is reasonably likely that, after consideration of the Acquisition Proposal and such further discussions and negotiations with the proponent of the Acquisition Proposal that the board deems desirable, the board would determine that such Acquisition Proposal is a Superior Proposal; and, in the case of clause (iii), the Acquisition Proposal constitutes a Superior Proposal. In the event the Break-Up Fee and the Expense Reimbursement is required to be paid to the Buyer under the circumstances described in this Section, no other amounts will be due and payable as damages or otherwise by Triant Holdings or its Subsidiaries and the Buyer hereby accept that such fee is in lieu of any damages or any other payment or remedy to which it may be entitled.
     (i) Leases. Neither Triant Holdings nor any of its Subsidiaries shall amend, modify, extend, renew or terminate any Lease, nor shall Triant Holdings or any of its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of the Buyer.
     (j) Intercompany Debt. Triant Holdings and the Seller shall each indemnify and hold the Buyer harmless with respect to any intercompany debt owed among Triant Holdings and its Subsidiaries.
     (k) Special Meeting of Stockholders. On or before September 30, 2008, Triant Holdings shall duly hold a Special Meeting of the Triant Holdings Stockholders in accordance with all applicable corporate and securities laws, for purposes of obtaining the Requisite Stockholder Approval of this Agreement. The board of directors of Triant Holdings shall, subject to receipt of a customary fairness opinion, unanimously (except for Bob Heath who intends to abstain due to his interest in the transaction associated with his position as an employee) recommend the approval of this Agreement by the Triant Holdings Stockholders and shall not alter or withdraw or such recommendation except in accordance with Section 6(h).

     §6. Conditions to Obligation to Close.
     (a) Conditions to the Buyer’s Obligation. The Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) this Agreement shall have received the Requisite Stockholder Approval;
     (ii) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date;
     (iii) Triant Holdings shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
     (iv) Triant Holdings and its Subsidiaries shall have procured all of the third-party consents specified in §5(b) above;
     (v) no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of the Buyer to own the Acquired Assets, to operate the former business of Triant Holdings, and to control Triant Holdings’ Subsidiaries, or (D) adversely affect the right of any of Triant Holdings’ Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
     (vi) Triant Korea shall have secured the voluntary termination of all of its employees and consultants, effective as of the Closing, and shall have obtained and delivered a copy to the Buyer of a full general release of all known and unknown claims, naming the Buyer as a third party beneficiary, in form and substance satisfactory to the Buyer, from each of its employees and consultants existing as of the date hereof. The Escrow Agent shall make statutory payments with respect to those employees or consultants of Triant Holdings and its Subsidiaries who have not provided such releases, upon their termination by Triant Holdings or its Subsidiaries prior to or after the Closing (to the extent the Buyer has not been given reasonable evidence that such amounts have been paid as of the Closing).
     (vii) No circumstances shall have arisen that would give rise to a right by any counterparty, receiver, trustee or other Person to terminate any contracts among the Acquired Assets.
     (viii) Triant Holdings shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in this §6(a) is satisfied in all respects;

     (ix) Triant Holdings, its Subsidiaries, and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above;
     (x) the Buyer shall have received from counsel to Triant Holdings and the Seller an opinion in form and substance customary for such transaction and reasonably acceptable to the Buyer, addressed to the Buyer and dated as of the Closing Date;
     (xi) all actions to be taken by Triant Holdings in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to the Buyer;
     (xii) the specific Key Employees who are employees of the Seller and who have been designated by the Buyer, in its sole discretion, in the Letter Agreement shall have entered into consulting agreements with the Buyer on terms reasonably satisfactory to the Buyer (which shall include explicit acknowledgement from the individual that the Buyer and its Subsidiaries are not responsible for past employment obligations or service credit relating to his or her employment by Triant Holdings or any of its Subsidiaries and shall also include explicit termination compensation arrangements), and such agreements shall be in full force and effect as of the Closing, and at least 14 of the employees of Triant Korea among the Key Employees shall have entered into employment agreements with PDF Korea on terms reasonably satisfactory to the Buyer, and such agreements shall be in full force and effect as of the Closing;
     (xiii) Triant Holdings shall have delivered to the Buyer copies of the articles and bylaws of each of Triant Holdings and Triant Holdings’ Subsidiaries certified on or soon before the Closing Date by the Registrar under the Business Corporations Act (British Columbia) (or comparable officer) of the jurisdiction of each such Person’s incorporation (or formation);
     (xiv) Triant Holdings shall have delivered to the Buyer copies of the certificate of good standing of each of Triant Holdings and Triant Holdings’ Subsidiaries issued on or soon before the Closing Date by the Registrar under the Business Corporations Act (British Columbia) (or comparable officer) of the jurisdiction of each such Person’s organization;
     (xv) Triant Holdings shall have delivered to the Buyer a certificate of the secretary or an assistant secretary of each of Triant Holdings and Triant Holdings’ Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to: (i) no amendments to the articles or bylaws of such entity since the date specified in clause (xxii) above; (ii) the resolutions of the board of directors (or other authorizing body) (or a duly authorized committee thereof) of such entity authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of such entity executing this Agreement or any other agreement contemplated by this Agreement;
     (xvi) KPMG LLP shall have given its consent as necessary to permit the Buyer to file its Current Report on Form 8-K with the U.S. Securities and Exchange Commission that includes the applicable financial statements of Triant Holdings and its Subsidiaries (costs to obtain this consent shall be borne by the Buyer);
     (xvii) HSBC Bank Canada’s lien shall have been released;
     (xviii) the Seller shall have renewed its Fiorano Licenses on terms substantially equivalent to their current terms and approved in writing by the Buyer, shall have duly assigned such renewed contract to the Buyer effective as of the Closing Date and shall have provided any required third party consent necessary for such assignment;
     (xix) The Buyer shall have received evidence reasonably satisfactory to them that all Tax returns of Triant Holdings and each of the Seller required to be filed under applicable laws has been filed prior to the Closing and all Taxes required to be paid have been paid;
     (xx) The Buyer shall have received evidence reasonably satisfactory to them that notice of termination has been sent to the appropriate counterparties with respect to all distributor agreements of Triant Holdings and the Seller related to the Business;
     (xxi) The Buyers shall have met with the appropriate party at Hynix during the period between the date hereof and Closing to discuss the future relationship between the Buyer and Hynix, and the Buyer shall have received reason, as determined by the Buyer at the Buyer’s sole discretion, to feel comfortable that the relationship between the Buyer and Hynix would successfully continue; and
     (xxii) The Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Triant Holdings’ and the Seller’s Obligation. Triant Holdings’ and the Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the board of directors of Triant Holdings shall have received a customary opinion of independent financial advisors that the transactions contemplated hereby are fair, from a financial point of view, to the Triant Holdings Stockholders and such fairness opinion shall not have been revoked, rescinded or amended (provided that this condition shall not affect Triant Holdings’ obligation to pay the Break-Up Fee and the Expense Reimbursement);
     (ii) this Agreement shall have received the Requisite Stockholder Approval (provided that this condition shall not affect Triant Holdings’ obligation to pay the Break-Up Fee and the Expense Reimbursement);
     (iii) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;
     (iv) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (v) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
     (vi) the Buyer shall have delivered to Triant Holdings a certificate to the effect that each of the conditions specified above in §6(b)(i)-(iii) is satisfied in all respects;
     (vii) Triant Holdings, its Subsidiaries, and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above; and
     (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Triant Holdings.
     Triant Holdings may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.
     §7. Termination.
     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:
     (i) the Buyer and Triant Holdings may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (ii) the Buyer may terminate this Agreement by giving written notice to Triant Holdings at any time prior to the Closing (A) in the event Triant Holdings has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified Triant Holdings of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2008 by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);
     (iii) Triant Holdings may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Triant Holdings has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2008 by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from Triant Holdings itself breaching any representation, warranty, or covenant contained in this Agreement); and

     (iv) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement fails to receive the Requisite Stockholder Approval.
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach and except for the obligation to pay the Break-up Fee and the Expense Reimbursement).
     §8. Miscellaneous.
     (a) Survival of Representations and Warranties; Indemnification; Escrow. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder for a period of three months following the latest date any notices are sent to creditors and potential claimants by any of Triant Holdings or its Subsidiaries or by a liquidator pursuant to §331(1)(b) of Part 10 of the Business Corporations Act (British Columbia) with respect to a liquidation and wind-up process, or by a trustee pursuant to §102 of the Bankruptcy and Insolvency Act (Canada) or pursuant to any analogous liquidation or bankruptcy process for Triant Korea (the “Survival Period”). From and after the Closing Date, Triant Holdings and the Seller shall jointly and severally protect, defend, indemnify and hold harmless the Buyer and their respective affiliates, officers, directors, employees, representatives and agents (individually an “Indemnified Person” and collectively the “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Triant Holdings and the Seller contained in this Agreement, including any exhibits or schedules attached hereto, which becomes known to the Buyer and of which the Buyer provide notice to Triant Holdings during the Survival Period. The Escrow Fund shall be available to the Buyer as their sole and exclusive recourse for satisfying the foregoing indemnification obligations. Notwithstanding the foregoing, the Buyer shall not be entitled to any recourse with respect to the foregoing indemnification obligations unless and until the aggregate Damages equal or exceed USD$40,000 in which case, the Buyer shall be entitled to recourse with respect to the full amount of such Damages back to dollar one. Upon the expiration of the Survival Period, the Escrow Fund shall terminate; provided, however, that the amount of Cash, which, in the reasonable judgment of the Buyer, subject to the objection of Triant Holdings and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the end of the Survival Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to Triant Holdings all property remaining in the Escrow Fund and not required to satisfy such claims.
     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure).
     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     (f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Triant Holdings:	Copy to:
Triant Holdings Inc.	Farris Vaughan Wills & Murphy
Suite 580, 1122 Mainland Street	2500 — 700 West Georgia Street
Vancouver, BC V6B 5L1	Vancouver, BC V7Y 1B3
Attention: Mark Stephens	Attention: Al Hudec
Email: mstephens@Triant.com	email: ahudec@farris.com
Fax: (604) 681-1106	Fax: (604) 661-9349

If to the Buyer:	Copy to:
PDF Solutions, Inc.	Orrick, Herrington & Sutcliffe LLP

333 West San Carlos Street, Suite 700	1000 Marsh Road
San Jose, CA 95110	Menlo Park, CA 94025
Attention: Chief Administration Officer	Attention: Peter Cohn
Fax: (408) 280-7915	email: pcohn@orrick.com
Fax: (650) 614-7401
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of British Columbia without giving effect to any choice or conflict of law provision or rule (whether of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than British Columbia. The International Sale of Goods Act of British Columbia and the United Nations Convention on Contracts for the International Sale of Goods will not apply in any way to this Agreement or to the transactions contemplated by this Agreement or otherwise to create any rights or to impose any duties or obligations on any Party to this Agreement.
     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Triant Holdings. Triant Holdings may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after Triant Holdings Stockholders have approved this Agreement will be subject to the restrictions contained in the Business Corporations Act (British Columbia). No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (l) Expenses. The Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Triant Holdings shall also bear all costs associated with providing Triant Holdings’ audited consolidated financial statements for fiscal year ended December 31, 2007 and its unaudited reviewed consolidated financial statements for the six month period ended June 30, 2008, each prepared under Canadian GAAP (the Buyer shall bear the cost of reconciliation to U.S. GAAP). Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Triant Holdings when due, and Triant Holdings will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
     (m) GST Tax Exemption. If the GST exemption under §167(1) of the Excise Tax Act (Canada) is available to the Buyer, the Buyer shall file as a registrant under the GST legislation (if such registration is required to claim such GST exemption, the Seller and the Buyer will jointly execute duplicate copies in the prescribed form, and the Buyer will file within the required time, an election that no tax be payable pursuant to the GST legislation with respect to the purchase and sale of the Acquired Assets hereunder, and will provide the the Seller the duplicate copy thereof. Triant Holdings will indemnify and hold the Buyer harmless against any tax, interest or penalties arising from a determination that the conditions for filing the election pursuant to §167(1) of the Excise Tax Act (Canada) have not been satisfied for any reason.
     (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (p) Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Triant Holdings and its Subsidiaries is unique and recognize and affirm that in the event Triant Holdings breaches this Agreement, money damages would be inadequate and the

Buyer would have no adequate remedy at law, so that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
     (q) Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of the Courts of British Columbia or any federal court sitting in Santa Clara County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §8(h) above. Nothing in this §8(q), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.
     (r) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.
     (s) Employee Benefits Matters. Triant Holdings shall be responsible for payment of all severance amounts (including common law severance) and any other amounts necessary to obtain the requisite releases from each of its employees and consultants prior to the Closing. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement, (ii) shall alter or limit the Buyer’s ability to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by the Buyer, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
     (t) Unassignable Contracts. From and after the Closing, Triant Holdings and the Seller shall hold the rights, benefits and remedies under the Unassignable Contracts for the benefit of the Buyer for the balance of their unexpired terms. Triant Holdings and the Seller shall use their commercially reasonable efforts to assign and transfer at the earliest time the Unassignable Contracts to the Buyer. The Buyer shall perform the remaining obligations under the Unassignable Contracts to the same extent as required hereunder with respect to the contracts among the Assumed Liabilities.
     (u) Storage and Access Rights. Triant Holdings shall provide the Buyer with the right to store certain of the Acquired Assets on its office premises in Vancouver and at the Nanaimo storage facilities until December 31, 2008, with all risk of damage, injury or loss remaining with the Buyer, and with a right of access during normal business hours to the Buyer’s employees and consultants.
     (v) Access to Books and Records. From and after the Closing, Triant Holdings and the Seller shall provide the Buyer access to or otherwise make available to the Buyer any and all of their books and records as may be reasonably requested by the Buyer. In the event Triant Holdings or the Seller wish to abandon or destroy any of their books and records following the Closing, they shall first offer to deliver such books and records to the Buyer.
     (w) Non-Compete; Non-Solicit. From and after the Closing, Triant Holdings and the Seller shall not compete with the Buyer, shall not solicit or attempt to sell competing goods or services to any of Buyer customers (including those that were customers of Triant Holdings or the Seller prior to the Closing), and shall not solicit, make offers of employment or otherwise attempt to hire or engage any employees, consultants or other service providers of the Buyer.
     (x) A/R Collection. To the extent the Excluded A/R has not been collected prior to the Closing, the Buyer shall use their commercially reasonable efforts to collect the Excluded A/R and shall remit $120,000 (less commissions payable with respect to such amount, if any) of the Excluded A/R to Triant Holdings upon collection thereof. In the event Triant Holdings or any of its Subsidiaries receives payments from customers with respect to any Acquired A/R, it shall promptly remit such payments to the Buyer (net of the Excluded A/R) upon receipt thereof.
     (y) Triant Korea Laptops. Immediately prior to the Closing, Triant Holdings shall cause Triant Korea to (i) create an electronic image of all data contained on each laptop or other computer used by any of the Key Employees who are employees of Triant Korea, which image shall be stored on a corporate backup server retained by Triant Holdings or the Seller, (ii) delete all such data on such laptops or other computers, and (iii) transfer title to such laptops or other computers to such employees that have agreed to transfer to PDF Korea at the Closing. At the Closing, such data shall be transferred by Triant Holdings or the Seller to PDF Korea.
     §9. Privacy Matters.
     (a) The Parties acknowledge and agree that:
     (i) certain information provided by Triant Holdings and its Subsidiaries to the Buyer in connection with the transactions contemplated hereunder constitutes Personal Information (the “Disclosed Personal Information”) which is necessary in connection with completion of the transactions contemplated hereby;
     (ii) that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business of Triant Holdings and its Subsidiaries or the completion of the transactions contemplated hereby; and
     (iii) that such Disclosed Personal Information is subject to the Confidentiality Agreement and:

     (A) may not be used for any purposes other than those related to the transactions contemplated hereby;
     (B) if the transactions contemplated hereby do not proceed or are not completed, the Buyer will return to the Company or, at the Company’s request, destroy the Disclosed Personal Information;
     (C) if the transactions contemplated hereby are completed, the Buyer and its representatives must use or disclose such Personal Information only for the same purposes for which it was collected, used or disclosed by Triant Holdings or otherwise as permitted by applicable law; and
     (D) except as otherwise reasonably directed by Triant Holdings , the Buyer will notify the individuals who are the subject of the Disclosed Personal Information that:
     a. the transactions contemplated hereby have been completed; and
     b. the Disclosed Personal Information about them has been disclosed to Buyer and its representatives.
* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PDF SOLUTIONS, INC.

By:	/s/ David Joseph

Name: David Joseph
Title: Chief Strategy Officer

TRIANT HOLDINGS INC.

By:	/s/ Robert Heath

Name: Robert Heath
Title: President & CEO

TRIANT TECHNOLOGIES (2005) INC.

By:	/s/ Robert Heath

Name: Robert Heath
Title: President & CEO